Exhibit 107

Calculation of Filing Fee Table

Lion Copper and Gold Corp.

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common shares, without par value	457(h)(2)	51,159,020(3)	$0.071(2)(6)	$3,651,493.80	$0.0001102	$402.39
Equity	Common shares, without par value	457(c); 457(h)(4)	10,754,575(5)	$0.059	$631,831.28	$0.0001102	$69.63
Total Offering Amounts					$4,283,325.08		$472.02
Total Fee Offsets							$0
Net Fee Due							$472.02

(1) Consists of common shares of Lion Copper and Gold Corp. (the “Registrant”) issued or to be issued or delivered on exercise of stock options under the Registrant’s 2022 Stock Option Plan or its 2023 Stock Option Plan. This registration statement also covers the stock options issuable under the 2023 Stock Option Plan pursuant to which common shares registered hereunder may be purchased. Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers additional securities that may be offered as a result of stock splits, stock dividends or similar events.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price for the 51,159,020 common shares reserved for issuance upon the exercise of outstanding stock options are calculated using the weighted-average exercise price of C$0.095 (US$0.071) per share for such stock options.

(3) Includes 29,964,283 common shares reserved for issuance upon the exercise of outstanding stock options granted under the Registrant's 2022 Stock Option Plan, which were rolled into the 2023 Stock Option Plan. The remaining 21,194,737 shares are issued under the 2023 Stock Option Plan.

(4) Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, for the common shares reserved for issuance upon the exercise of options not yet granted under the Registrant's 2023 Stock Option Plan, and based upon the average of the high and low trading prices for the common shares of Registrant as reported on the OTCQB on August 2, 2023.

(5) Represents 10,754,575 common shares reserved for future grant under the 2023 Stock Option Plan.

(6) On August 2, 2023, the daily exchange rate for one United States dollar expressed in Canadian dollars, as quoted by the Bank of Canada, was US$1.00 = C$1.3335 (or C$1.00 = US$0.7499).